SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC  20549


                               Form 12b-25

                NOTIFICATION OF INABILITY TO TIMELY FILE
                ALL OR ANY REQUIRED PORTION OF FORM 10-K



For the fiscal year ended March 31, 1994     Commission file number 1-7894


                          ERLY INDUSTRIES INC.
         (Exact name of registrant as specified in its charter)


        California                                    95-2312900
(State or other jurisdiction                       (I.R.S. Employer
    of incorporation)                             Identification No.)

      10990 Wilshire Boulevard                        90024-3913
      Los Angeles, California                         (Zip Code)
(Address of principal executive offices)

    Registrant's telephone number, including area code (213) 879-1480



       Securities registered pursuant to Section 12(b) of the Act:

                                  None

       Securities registered pursuant to Section 12(g) of the Act:

                 Common Stock, par value $.01 per share
                            (Title of Class)



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                          ERLY INDUSTRIES INC.


Part III - Narrative

      This Form 12b-25 is being filed with the Commission to state that the Company's Form 10-K Annual Report for the fiscal year ended March 31, 1994, could not be filed within the 90 day time period prescribed for such report and to request an extension until July 15, 1994.

      The Company and it's independent auditors are awaiting documentation required to finalize the audit of the fiscal year ended March 31, 1994 financial statements.


Part IV - Other Information

	     (1) Name and telephone number of person to contact in regard to this notification


           Richard N. McCombs
           Vice President and Chief Financial Officer
           (213) 879-1480
           -------------------------------------------------



                                          ERLY INDUSTRIES INC.



                                          By/s/ Thomas A. Whitlock
                                            Thomas A. Whitlock
                                            Vice President and
                                            Corporate Controller


Dated:   June 29, 1994
















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